UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2019

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2019, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) appointed Christine M. Cournoyer as a Class II director of the Company. Ms. Cournoyer’s service on the Board will commence on September 1, 2019.

Christine Cournoyer was previously the Chairperson and Chief Executive Officer for N-of-One. N-of-One is a leader in precision medicine delivering clinical and molecular decision support for targeted therapies decisions based on a cancer patient’s molecular profile. Prior, she was the Vice President of Clinical Analytics at Optum, through the acquisition of Picis where she was the President and COO. At Optum and Picis, Cournoyer was responsible for clinical EHR solutions and clinical decision support (CDS) solutions. Cournoyer has also held roles at Harte Hanks, Lotus, and IBM. At Lotus she was the Chief Information Officer. At IBM she was Vice President of Global Business Transformation responsible for driving the digital strategy for global software fulfillment for the $8B software business.

She has provided technology expertise and guidance on the digital strategy for three public boards including Stride Rite, GTECH, and BJ’s Wholesale group, and has been a director for Emerson Hospital. Cournoyer holds a B.S in Business Administration, University of Massachusetts, an MA in Economics, Northeastern University and has attended MIT’s Executive Education Program.

As a non-employee director, Ms. Cournoyer will be entitled to receive cash compensation and nondiscretionary, automatic grants of non-statutory stock options and restricted stock units and standard annual retainers for membership on the Board and the committees of the Board, as follows: an annual cash retainer of $40,000 for her service on the Board, paid on a quarterly basis; an initial stock option to purchase shares of our common stock having a grant date fair value of $150,000, rounded to the nearest whole share, which option will vest on a monthly basis over three years; and an award of restricted stock units having a grant date fair value of $150,000, rounded to the nearest whole share, which will vest in three equal, annual installments beginning with the first annual anniversary from the date of grant. In addition, under the Company’s current outside director compensation policy, on the first business day after each annual meeting of our stockholders, as a non-employee director, Ms. Cournoyer will be automatically granted an option to purchase additional shares of our common stock having a grant date fair value of $100,000, rounded to the nearest whole share, and an award of restricted stock units having a grant date fair value of $100,000, rounded to the nearest whole share.

The Company will also enter into an indemnification agreement with Ms. Cournoyer in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Ms. Cournoyer and any director or executive officer of the Company, and she was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Ms. Cournoyer has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On August 27, 2019, the Company issued a press release announcing the appointment of Ms. Cournoyer to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated August 27, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2019	CAREDX, INC.

	By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer